UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: February 19, 2008
(Date of earliest event reported)
eResearchTechnology, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-29100	22-3264604

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 South 17th Street, Philadelphia, PA	19103

(Address of principal executive offices)	(Zip Code)
215-972-0420
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
Executive Compensation
At its meeting on February 19, 2008, the Board of Directors (the “Board”) of eResearchTechnology, Inc. (the “Company”), at the recommendation of its Compensation Committee (the “Committee”), approved the following payments to the Company’s named executive officers pursuant to the Company’s 2007 bonus plan (the “2007 Plan”):

Executive Officer	2007 Bonus
Dr. Michael McKelvey	$137,335
President and Chief Executive Officer
Richard A. Baron	$102,072
Executive Vice President and Chief Financial Officer
Jeffrey Litwin, MD	$101,541
Executive Vice President and Chief Medical Officer
Joel Morganroth, MD	$70,256
Chairman of the Board and Chief Scientific Officer
George Tiger	$75,860
Senior Vice President, Americas Sales
Bonuses were awarded based on the extent that specified revenue, income before income taxes and Contract Revenues targets under the 2007 Plan were achieved, as well as the results of an evaluation of individual performance.

On February 19, 2008, the Board, at the recommendation of the Committee, also took the following actions with respect to the 2008 compensation of the Company’s named executive officers:

	2008	2008 Bonus	2008 Car
Executive Officer	Salary	Opportunity	Allowance
Dr. Michael McKelvey	$500,000	$375,000	$12,000
President and Chief Executive Officer
Richard A. Baron	$288,750	$144,375	$9,240
Executive Vice President and Chief Financial Officer
Jeffrey Litwin, MD	$273,000	$206,500	$9,240
Executive Vice President and Chief Medical Officer
Joel Morganroth, MD	$196,851	$98,428	$12,000
Chairman of the Board and Chief Scientific Officer
George Tiger	$208,000	$104,000	$9,240
Senior Vice President, Americas Sales
Amendment to Consultant Agreement
On February 19, 2008, the Board, at the recommendation of the Committee, also approved amendments to the Consultant Agreement dated January 1, 2007 between Joel Morganroth, M.D., P.C. and us. The amendments increased the annual consulting fee from $294,000 to $300,000 and reduced from 90% to 80% the commission we will pay to Dr. Morganroth’s professional corporation as a percentage of our net revenues for services performed by our consultant group that result directly from the marketing efforts of his professional corporation.
2008 Bonus Plan
The Board, at the recommendation of the Committee, also approved the 2008 Bonus Plan (the “2008 Plan”) on February 19, 2008. The 2008 Plan is effective beginning on January 1, 2008 and will remain effective for fiscal year 2008. The purpose of the 2008 Plan is to promote the interests of the Company and its stockholders by providing employees with financial rewards upon achievement of specified business objectives, as well as help the Company attract and retain employees by providing attractive compensation opportunities linked to performance results. All Company employees are eligible to participate in the 2008 Plan, subject in some cases to certain waiting periods and with the exception that certain sales personnel participate in a separate commission incentive plan instead of the 2008 Plan.
Bonuses payable under the 2008 Plan are recommended by the Committee and presented to the Board. Bonuses payable to eligible participants are based on a variety of factors, including both objective and subjective criteria. The objective criteria consist of targets for revenue, net income, the revenue projected to be generated by new contracts into which the Company enters regardless of when the revenue is actually recognized by the Company (the “Contract Revenues”) and gross profits of the eRT consulting group defined as revenue less direct payments made to providers of consulting services (the “Consulting Profits”).

For Dr. McKelvey and Mr. Baron, 20% of the bonus will be based on the extent to which the Company achieves specified revenue targets, 60% will be based on the extent to which the Company achieves specified net income targets and the remaining 20% will be based on individual objectives and performance. For Dr. Litwin, $136,500 of his bonus opportunity will be allocated as follows: 20% of the bonus will be based on the extent to which the Company achieves specified revenue targets, 35% will be based on the extent to which the Company achieves specified net income targets, 25% will be based on the extent to which the Company achieves specified Contract Revenues targets and the remaining 20% will be based on individual objectives and performance. The remaining $70,000 of Dr. Litwin’s bonus opportunity will be based on the extent to which the Company achieves specified Consulting Profits targets. For Dr. Morganroth, 30% of the bonus will be based on the extent to which the Company achieves specified revenue targets and 70% will be based on the extent to which the Company achieves specified net income targets. For Mr. Tiger, 30% of the bonus will be based on the extent to which the Company achieves specified net revenue targets, 30% will be based on the extent to which the Company achieves specified net income targets and 40% will be based on the extent to which the Company achieves specified Contract Revenues targets.
The officers of the Company will be eligible to receive 50% to 150% of the 2008 bonus opportunity noted in the table above that is allocable to each target category, based on the extent to which the Company achieves the various specified targets, with the exception that Dr. Litwin’s bonus for Consulting Profits shall be calculated at 10% of Consulting Profits and shall not exceed 100% of the applicable bonus opportunity.
Bonuses are payable based on the extent to which annual targets have been achieved, with the bonuses (if any) normally being paid within ninety (90) days after the end of the calendar year in which the bonuses were earned. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings, as applicable.
Notwithstanding the foregoing, the Committee retains the discretion under the 2008 Plan to adjust the amount of any bonus to be paid, regardless of whether or the extent to which any of the objective criteria, including revenue, net income, Contract Revenues and Consulting Profits targets, are achieved.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eResearchTechnology, Inc. (Registrant)
Date: February 25, 2008	By:	/s/ Richard A. Baron
Richard A. Baron
Executive Vice President and Chief Financial Officer